BRIDGEHEAD GROUP LIMITED

               PROFESSIONAL SERVICES AGREEMENT (STATEMENT OF WORK)

Parties:

Client          :     SCTI
Contact         :     Calvin Cao
Title           :     CEO
Address         :     2203 North Lois Avenue, 9th Floor, Tampa FL 33607
Telephone       :     (813) 600-4088
Facsimile       :     (813) 830-6112
E-mail          :     calvin@scticorp.com

Consultant      :     Bridgehead Group Limited, Inc. (BHG)
Contact         :     Jeppa Leth Hansen
Title           :     CEO-President
Address         :     545 Madison Avenue, 17th Floor, New York, New York 10022
Telephone       :     (212) 355-8542
Facsimile       :     (212) 355-8563
E-mail          :     jhansen@bhgltd.com

Background and Summary of Request
---------------------------------

Client approach is in relation to raising capital for the company's expansion, promoting the company and assisting in the possible establishment of the company in The Great Britain. After reviewing the initial information we decided to proceed to our next step, requesting more information and performing an initial evaluation of the client's business concept and company. Following our review we found that client's business concept and company had the potential of becoming a market leader given the right structure and resources. Consequently we assisted in connecting the company with The British Governments, Department of Trade and Industry.

We begin every project by striving to understand the overall business concept. In your case, we understand that the company is requiring capital when the required capital has been raised the next phase is implementing the business plan and building value for the shareholders by protecting the company's IP, sourcing the most advantageous sources of financing for the company and its shareholders, creating valuable strategic partnerships, developing the business potential of the company's products in other verticals and for new applications, developing long term strategies for the company and managing the aspects of becoming a public company. Time is of the utmost important. Bridgehead appreciates this and will react quickly and effectively to meet your requirements.

Scope of Work to be performed - Services
----------------------------------------

Consulting
----------

a)     Advise & assist client in the daily issues of being a public company
b)     Advise and assist client in protecting it's intellectual property
c) Advise and assist client in obtaining the most advantageous financing (debt and/or equity) when needed
d)     Advise and assist client in creating strategic partnerships
e) Advise and assist client in developing the products in other verticals and for other applications
f) Advise and assist client in working with the British Government and or other governments when appropriate
g) Advise and assist client in locating acquisition targets if company decides to grow by acquisitions
h)     Advise and assist client in strategic planning and operational issues

Description of Deliverables to be prepared
------------------------------------------

a)     Prepare initial strategies for the areas mentioned above
b) Locate sources of financing for the company's growth debt and equity and assist in preparing term sheets and negotiating terms and conditions

Resource(s) and Timeframe
-------------------------

a) Client will assist BHG to its best ability in providing information and resources for BGH to perform up to its best. BHG must receive approval in writing from Client before passing on information of confidential nature and when using Client resources
b) Agreement is for a term of 3 years but can be terminated with 90 days notice
c) BHG agree to spend a minimum of 15 hours per week on SCTI related work. Basic holidays and other recognized holidays by the country where project is conducted shall not be working days

Compensation Structure
----------------------

a)     Fundraising               :     10% cash on money raised and 10% equity
(common shares)

b)     Business Development     :     $5,000 per month retainer to be accrued
                              until initial funding of company has taken place in the amount of minimum $1,000,000 raised by BHG. SCTI agrees to not execute any business development contracts (leads) introduced by BHG until there is an agreed finder's agreement between BHG and SCTI on the particular lead, then the following fee agreement will apply: $10,000.00 in cash and $20,000.000 in common stock for each business development contract executed plus
                              5% royalty on gross sales the first year, 4% the following year and 3% thereafter.
                              Initial sign on fee 10,000.00 common shares
                              Payable at execution of this agreement and To be issued to BHG's designee.

c)     Bonus                    :     To be determined on a project basis prior
                                      to engagement in projects

d)     Finders Fee               :     BHG will pay Epi Almodovar of 55
                              Sweetgum Lane, Miller Place, NY Zip
                              code 11764, 10% (ten percent) fee from all retainers fees, fundraiser fees, and business development fee etc., received by SCTI for the period of this agreement

Bridgehead looks to its client base as long-term partnerships, and would like to remind you that we would be available to assist in whatever capacity is required to ensure that Client's venture is a success.

Assumptions on which Statement of Work is based
-----------------------------------------------

This Proposal is based on the following assumptions regarding Client and Bridgehead's efforts and participation. Bridgehead is very sensitive to the needs to manage and communicate accurate assumptions. Significant divergence from these assumptions will impact the timeframe, resources and costs of completing this work. We make these assumptions based on our current understanding of Client. Your specific request and our experience with similar projects.

- Client is responsible for this project's scope, direction and key decisions of the project.
- Bridgehead will work closely with Client's management team to focus on understanding Clients business concept.
-     Bridgehead will try to minimize disruption to your daily schedule.
- Bridgehead is relaying on material submitted by Client i.e. Business Plan, Projections, Balance Sheet, etc.
- Ready access to all required corporate documents and materials needed to perform in accordance with agreement.

ACCEPTED BY:

/s/ Peter Sidorenko                    /s/ Jeppa Hansen
SCTI                              Bridgehead Group Limited, Inc.

9/7/05                              09/07/05
Date signed                         Date signed